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                                                                   EXHIBIT 10.12

                                 THIRD AMENDMENT
                                       TO
                                 ALLERGAN, INC.
                      EXECUTIVE DEFERRED COMPENSATION PLAN
                  (AMENDED AND RESTATED AS OF JANUARY 1, 2003)


        The ALLERGAN, INC. EXECUTIVE DEFERRED COMPENSATION PLAN (the "Plan") is hereby amended as follows:

I.      Article XVI of the Plan is amended by adding the following new Section
        16.3 and renumbering the remaining Sections sequentially:

                        16.3 Domestic Relations Orders. Notwithstanding any
                provision in the Plan to the contrary and subject to the approval of the Committee, in the event all or any portion of a Participant's vested benefit under the Plan is awarded to an individual (hereinafter referred to as the "alternate payee") pursuant to a domestic relations order entered by a court in settlement of marital property rights (hereinafter referred to as a "DRO"), the awarded benefit shall be distributed to the alternate payee in a single lump sum as soon as administratively practicable following receipt of the DRO by the Company. If the alternate payee is awarded an interest in both the vested and non-vested portions of a Participant's benefit under the Plan, the awarded benefit shall be distributed to the alternate payee in a single lump sum as soon as administratively practicable following the date the Participant is fully vested in his or her benefit or, if earlier, the date on which the Participant's entire vested benefit under the Plan can be determined. It is intended that a DRO shall be approved by the Committee only if it meets the applicable requirements of a "qualified domestic relations order" as defined in Code Section 414(p) and only to the extent the distribution provisions of this Section are permitted under Code Section 409A.

II. Section 16.4 (formerly Section 16.3) of the Plan is hereby amended and restated as follows:

                        16.4 Prohibition Against Assignment. Except as otherwise
                expressly provided in Sections 16.1, 16.2 and 16.3 hereof, the rights, interests and benefits of a Participant under the Plan
                (i) may not be sold, assigned, transferred, pledged, hypothecated, gifted, bequeathed or otherwise disposed of to any other party by such Participant or any Beneficiary, executor, administrator, heir, distributee or other person claiming under such Participant, and (ii) shall not be subject to execution, attachment or similar process. Any attempted sale, assignment, transfer, pledge, hypothecation, gift, bequest or other disposition of such rights, interests or benefits contrary to the foregoing provisions of this Section 16.4 shall be null and void and without effect.



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                                                             SUBJECT TO APPROVAL
                                                      BY THE EXECUTIVE COMMITTEE


III. This Third Amendment shall be effective as of the date of execution of this Third Amendment.

        IN WITNESS WHEREOF, Allergan, Inc. hereby executes this Third Amendment to the Allergan, Inc. Executive Deferred Compensation Plan on this 20th day of March, 2007.

ALLERGAN, INC.



BY:      /s/ Douglas S. Ingram
        ------------------------------------
        Douglas S. Ingram
        Executive Vice President,
        Chief Administrative Officer,
        General Counsel and Secretary


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